Exhibit 3.3

Number: C1234297

CERTIFICATE
OF
CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that Trillium Therapeutics Inc., has continued into British Columbia from the Jurisdiction of ONTARIO, under the Business Corporations Act, with the name TRILLIUM THERAPEUTICS INC. on December 18, 2019 at 09:58 AM Pacific Time.

ELECTRONIC CERTIFICATE	Issued under my hand at Victoria, British Columbia On December 18, 2019

CAROL PREST
Registrar of Companies Province of British Columbia Canada